Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-176759

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 10, 2012)

(Proposed holding company for Polonia Bank)

Up to 1,760,938 Shares

(subject to increase to 2,025,078 shares)

This supplements the prospectus of Polonia Bancorp, Inc. dated August 10, 2012. This prospectus supplement should be read together with the prospectus dated August 10, 2012 and the prospectus supplements dated September 17, 2012 and October 15, 2012.

Extension of Resolicitation Period

In light of the extraordinary circumstances associated with Hurricane Sandy, we have determined to allow persons who subscribed for shares in the offering to submit their supplemental order forms until 4:00 p.m., Eastern time on Monday, November 5, 2012. The original extension period was scheduled to expire at 4:00 p.m, Eastern time on Wednesday, October 31, 2012.

We previously provided to those persons who subscribed for shares in the offering a prospectus supplement, dated October 15, 2012, and a supplemental order form. Subscribers were given the opportunity to confirm, increase, decrease or cancel their orders by completing the appropriate section of the supplemental order form. Other than the extension of the expiration date from October 31, 2012 to November 5, 2012, the terms and procedures for the resolicitation as provided in the October 15, 2012 prospectus supplement continue to apply in all respects. Your Supplemental Order Form must be received by us in our Stock Information Center by 4:00 p.m., Eastern time, on November 5, 2012. If we do not receive a Supplemental Order Form from you by that time, your order will be canceled.

This investment involves a degree of risk, including the possible loss of principal. Please read “Risk Factors” beginning on page 17 of the Prospectus.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

For assistance, contact the Stock Information Center, toll-free, at (888) 938-3480.

The date of this prospectus supplement is October 31, 2012